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                                                                  Exhibit (d)(7)
FOR IMMEDIATE RELEASE
January 12, 2001

                        PH CASINO RESORTS EXTENDS MERGER
                     AGREEMENT WITH PINNACLE ENTERTAINMENT

Glendale, California - January 12, 2001 - Pinnacle Entertainment, Inc. (NYSE:
PNK) today announced that, as provided for in the merger agreement, PH Casino Resorts, Inc., an affiliate of Harveys Casino Resorts, has extended the termination date of PH Casino Resorts' previously announced acquisition of Pinnacle Entertainment, Inc. from January 15, 2001 to January 31, 2001, subject to PH Casino Resorts' right to elect one or more subsequent outside termination dates at any time and from time to time in its sole discretion in accordance with the merger agreement. PH Casino Resorts intends to continue to evaluate the prospects for the transaction, but cannot assure that a transaction will be consummated.

About Pinnacle Entertainment
Pinnacle Entertainment is a diversified gaming Company that owns and operates seven casinos (four with hotels) in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area.

(The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of Pinnacle Entertainment. Pinnacle Entertainment cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to (a) future market conditions in the high yield debt market, (b) PH Casino Resorts' ability to secure financing to complete the merger at acceptable rates, (c) obtaining and retaining gaming licenses and regulatory approvals, (d) changes in the gaming markets in which Pinnacle Entertainment operates, and (e) other risks as detailed from time to time in Pinnacle Entertainment's filings with the Securities and Exchange Commission ("SEC"). For more information on the potential factors that could affect the Company's financial results, review the Company's filings with the SEC, including the Company's Annual Report on Form 10-K Pinnacle Entertainment's other filings with the SEC. Pinnacle Entertainment undertakes no obligation, and specifically declines any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.)

CONTACT: Paul Alanis, President & CEO, or Bruce Hinckley, CFO, both of Pinnacle Entertainment, 818-662-5900; or General Inquiries, Haris Tajyar, 310-442-0599, or Analyst Inquiries, Kathy Brunson, 312-266-7800, both of The Financial Relations Board